Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • (763) 551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Larry Barenbaum
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

MICHAEL LYFTOGT NAMED AS SENIOR VICE PRESIDENT,
CHIEF FINANCIAL OFFICER OF CHRISTOPHER & BANKS CORPORATION

Minneapolis, MN, February 24, 2011 — Christopher & Banks Corporation (NYSE: CBK) announced today that Michael Lyftogt has been elected Senior Vice President, Chief Financial Officer (“Chief Financial Officer”) of the Company.  Mr. Lyftogt has worked at the Company for twelve years in a variety of financial roles including Chief Accounting Officer and Vice President, Finance and has served as Interim Chief Financial Officer since July 2010.

Larry Barenbaum, President and Chief Executive Officer, commented, “I am very pleased with Mike’s performance in the role of Interim Chief Financial Officer over the past eight months.  Mike’s extensive experience with the Company and his in-depth knowledge of our financial and accounting operations make him the ideal choice for the Chief Financial Officer position.”

Mr. Lyftogt said, “I am thrilled at the opportunity to serve as Chief Financial Officer and would like to thank the Board and Mr. Barenbaum for their support and confidence in naming me to this position.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of February 24, 2011, the Company operates 783 stores in 46 states consisting of 522 Christopher & Banks stores, 256 stores in their plus size clothing division CJ Banks, two dual-concept stores and three outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.